EXHIBIT 99.1

Positive Analyst Views of the Primus Acquisition

ATG Acquires Primus [pdf, 224K]
August 2004

“ATG and Primus make a very good match. We’ve discussed the ways that their strategies mesh: Primus software enhances the customer experience that ATG software creates. We’ve pointed out that their target markets have been virtually identical: Global 2000 companies in many of the same industries. And their products are perfectly complementary with obvious points of integration.         ... We feel strongly that you should be delivering rich and relevant cross-channel, cross-lifecycle experiences to your customers. The new ATG can help you.”

August 2004

“This is a step in the right direction for ATG...ATG’s e-commerce customers and prospects can benefit from stronger e-service functionality to support the customer’s buying process...Primus is one of the leading eService suites vendor and the most advanced in the road to adopt the CIH [Customer Interaction Hub] model. However, their approach as an informational self-service provider only did not allow them to fully take advantage of all the CIH model had to offer (centralizing all business processes, consolidating channels, automating transactions). With this merger, Primus’ existing customers and prospects get access to a transactional self-service engine that allows them to go beyond simply providing information to providing a complete business process framework...This is a great boon for ATG in other respects. The two companies’ strengths have been very complementary. This will really build out ATG’s self service capabilities.”

August 2004

“The deal creates a company stronger than either individual organization...Primus fills some notably large holes in the company’s product set, including natural language search, call center agent-facing knowledge tools and inbound e-mail response...Customer support vendors now have a new rival with strong commerce offerings...The pairing of e-commerce and CRM technologies makes sense...The deal will result in a stronger, hybrid e-commerce/CRM offering for customers...e-commerce needs CRM elements to succeed, and ATG is taking that need seriously,” Jacobs says.”

August 2004

“The ATG acquisition of Primus is indicative of the transition among e-commerce solution providers...Enterprises seeking to enable self-service environments for multiple user types will require commerce, portal, search, collaboration, content management, knowledge management and process capabilities. Moreover, enterprises will continue to expand self-service models over the web through 2007/08 as the web has finally become the primary face of the enterprise.”

ATG intends to file a registration statement on Form S-4 in connection with the transaction, and ATG and Primus intend to mail a joint proxy statement/prospectus to their respective stockholders in connection with the transaction. Investors and security holders of ATG and Primus are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about ATG, Primus and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) at the SEC’s web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained (when it is available) from ATG or Primus. Each of ATG and Primus also files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC’s other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by ATG and Primus with the SEC are also available for free at the SEC’s web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from ATG or Primus.

The executive officers and directors of each of ATG and Primus may be deemed to be participants in the solicitation of proxies from the stockholders of Primus and ATG in favor of the Merger. A description of the interests of ATG’s executive officers and directors in ATG is set forth in the proxy statement for ATG’s 2004 Annual Meeting of Stockholders, which was filed with the SEC. A description of the interests of Primus’s executive officers and directors in Primus is set forth in the proxy statement for Primus’s 2004 Annual Meeting of Stockholders, which was filed with the SEC. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ATG’s and Primus’ executive officers and directors in the Merger by reading the preliminary joint proxy statement/prospectus filed with the SEC when it becomes available.